EXHIBIT 10.4

REVOLVING CREDIT NOTE

Lansing, Michigan
$15,000,000	August 15, 2008

FOR VALUE RECEIVED, the undersigned EMERGENT BIODEFENSE OPERATIONS LANSING INC., a Michigan corporation, of Lansing, Michigan (“Borrower”), promises to pay to the order of FIFTH THIRD BANK, a Michigan banking corporation, (“Lender”), at its office in Grand Rapids, Michigan, or at any other place that the holder of this Note designates in writing, the sum of Fifteen Million Dollars ($15,000,000) or any lesser amount that Lender shall have loaned to Borrower under Section 3 of a certain Loan Agreement dated June 8, 2007, between Borrower and Lender (“Loan Agreement”), together with interest (computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) on the unpaid balance at an annual rate equal to the LIBOR Index Rate plus 2% (200 basis points) until maturity and after maturity at an annual rate equal to the LIBOR Index Rate plus 4% (400 basis points). Any change in the interest rate on this Note that is occasioned by a change in the LIBOR Index Rate shall be effective on the first day of the month immediately following the month in which the change in the LIBOR Index Rate occurred.

“LIBOR Index Rate” means the fluctuating rate per annum that Lender designates from time to time as being its “one Month LIBOR Index Rate.” Borrower acknowledges that the LIBOR Index Rate is not necessarily (1) the lowest rate of interest or the only “LIBOR” denominated interest rate then available from Lender or (2) calculated in the same manner as any other “LIBOR” denominated interest rate offered by Lender. Borrower further acknowledges that the LIBOR Index Rate is not necessarily calculated in the same manner as any other “LIBOR” denominated interest rate offered by any other bank or published by any publication. Lender will inform Borrower of the current LIBOR Index Rate upon request. Borrower acknowledges that Lender may make loans based on other indexes or rates as well. Any change in the interest rate on this Note that is occasioned by a change in the LIBOR Index Rate shall be effective on the day of the change in the LIBOR Index Rate.

The interest on this Note shall be payable monthly beginning September 1, 2008, and continuing on the first day of each succeeding month until the principal is paid in full. The principal of this Note shall be payable as provided in Section 3 of the Loan Agreement.

Borrower authorizes Lender to debit deposit account No. 71654210, which Borrower maintains with Lender, for interest payments that are due to Lender under this Note. If Borrower does not make a payment of interest within ten days after it is due, then Borrower shall immediately pay to Lender a late charge in an amount equal to the greater of

1564939

Fifty Dollars ($50) or five percent (5%) of the amount of the late payment. This is in addition to Lender’s other rights and remedies for default in payment of interest when due.

This Note evidences Borrower’s indebtedness to Lender by reason of loans made and to be made from time to time under Section 3 of the Loan Agreement (“Loans”). Lender’s records shall be prima facie evidence of all loans and prepayments and of the indebtedness outstanding under this Note at any time. The holder of this Note shall have all of the rights and powers set forth in the Loan Agreement as though they were fully set forth in this Note.

Reference is made to the Loan Agreement for a statement of the conditions under which the principal of this Note and accrued interest may become immediately due and payable without demand.

In this Note, “maturity” means the time when the entire remaining unpaid principal balance of this Note is or becomes immediately due and payable.

Except as otherwise provided in the Loan Agreement, the undersigned waives protest, presentment, demand and notice of nonpayment.

ATTEST:	EMERGENT BIODEFENSE OPERATIONS

LANSING INC.

/s/Leo Tierney	By /s/R. Don Elsey

Its Vice President	Its Treasurer

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